UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 31, 2012

ASPECT SOFTWARE GROUP HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	333-170936	98-0587778
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

300 Apollo Drive

Chelmsford, Massachusetts 01824

(Address of principal executive offices, zip code)

(978) 250-7900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 1, 2012, Aspect Software Group Holdings Ltd. (the “Company”) and Aspect Software, Inc. (“Aspect”) appointed Stewart Bloom as President and President and Chief Executive Officer, respectively. Mr. Bloom succeeds Jim Foy, who will continue his service with Aspect as Executive Chairman of Aspect’s board of directors. Mr. Bloom was also elected to the board of directors of the Company and Aspect on August 1, 2012.

Mr. Bloom, age 55, has served as an independent Operating Executive at Golden Gate Capital since July 2011. Prior to becoming an independent Operating Executive at Golden Gate Capital, Mr. Bloom served as Chief Executive Officer of Escalate Retail from August 2006 until its acquisition in February 2011 by RedPrairie Corp., and served as chief executive officer of the Escalate Retail division of RedPrairie Corp. from February 2011 until July 2011. Mr. Bloom has also served as the Executive Chairman of Symon Communications since April 2012.

Private equity funds controlled by Golden Gate Capital directly or indirectly own a majority of the voting shares of the Company and Aspect. Additional information regarding the Company’s relationship with Golden Gate Capital is provided in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2012.

In connection with his appointment, Mr. Bloom entered into an employment agreement with Aspect. Pursuant to the terms of the agreement, Mr. Bloom’s base salary shall be $500,000 per year (subject to review on an annual basis) and he shall be entitled to earn an additional annual cash bonus upon the achievement of performance targets determined by the board of directors. Mr. Bloom shall also be entitled to a bonus upon the occurrence of certain liquidity events. In the event Mr. Bloom is terminated without cause or he resigns for good reason, he shall be entitled to continue to receive his base salary for eighteen months from the date of his termination. Mr. Bloom’s employment agreement shall survive until the earlier of August 1, 2017 or the consummation of a Liquidity Event (as defined in the agreement), unless otherwise terminated earlier.

On August 1, 2012, Aspect entered into an amended and restated employment agreement with Robert Krakauer, Aspect’s Chief Financial Officer and Executive Vice President. Mr. Krakauer’s amended and restated employment agreement provides that Mr. Krakauer’s base salary shall be $400,000 per year (subject to review on an annual basis) and he shall be entitled to earn an additional annual cash bonus upon the achievement of performance targets determined by the board of directors. Mr. Krakauer shall also be entitled to a bonus upon the occurrence of certain liquidity events. In the event Mr. Krakauer is terminated without cause or he resigns for good reason, he shall be entitled to continue to receive his base salary for twelve months from the date of his termination. Mr. Krakauer’s employment agreement shall survive until the earlier of August 1, 2017 or the consummation of a Qualifying Liquidity Event (as defined in the agreement), unless otherwise terminated earlier. Mr. Krakauer’s amended and restated employment also provides that the share option agreement between the Company and Mr. Krakauer dated as of July 9, 2012 is terminated and that neither the Company nor any of its affiliates is under any obligation to issue any equity interest to Mr. Krakauer.

On July 31, 2012, Mohamad Ali, the former chief executive officer of Aspect’s workforce optimization division, resigned from Aspect, effective August 2, 2012, to pursue other interests. Mr. Ali and Aspect have agreed, among other matters, that Mr. Ali shall receive a one-time severance payment of $628,000 and that Mr. Ali shall release Aspect, its affiliates and certain other related parties from any and all claims.

The foregoing summary of the employment agreements between Aspect and each of Mr. Bloom and Mr. Krakauer and the release agreement between Aspect and Mr. Ali does not purport to be complete and is qualified in its entirety by the text of the agreements, copies of which are filed as Exhibits 10.1—10.3 to this Current Report on Form 8-K, respectively, and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between Stewart Bloom and Aspect Software, Inc., dated as of August 1, 2012.

10.2	Amended and Restated Employment Agreement by and between Robert Krakauer and Aspect Software, Inc., dated as of August 1, 2012.

10.3	General Release by and between Mohamad Ali and Aspect Software, Inc., dated as of July 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT SOFTWARE GROUP HOLDINGS LTD.

Date: August 1, 2012	By:	/s/ Stewart Bloom
Name: Stewart Bloom Title: President